Exhibit 1

AGREEMENT OF JOINT FILING

Each of the undersigned hereby agrees that the attached Schedule 13G, together with any and all amendments thereto, is filed on behalf of each of the undersigned, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission.  In accordance with Rule 13d-1(k)(1) under the Exchange Act, each of the undersigned hereby acknowledges that he or it, as the case may be, is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in several counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date: December 3, 2008
Mr. Nassef Sawiris

Signature:	/s/ Nassef Sawiris

Date: December 3, 2008
Mr. Philip Norman

Signature:	/s/ Philip Norman

Date: December 3, 2008
NNS Holding
By:	Mr. Nassef Sawiris
Title:	Director

Signature:	/s/ Nassef Sawiris